SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. )

                        INTELLIGENT MEDICAL IMAGING, INC.
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                                (Name of Issuer)

                     Common Stock, $.01 par value per share
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                         (Title of Class of Securities)

                                   45815T 10 6
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                                 (CUSIP Number)

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
CUSIP No. 45815T 10 6                      13G                 Page 2 of 5 Pages

 1.     NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        R. WAYNE FRITZSCHE, S.S. No. ###-##-####

 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [X]
 3.     SEC USE ONLY

 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.

      NUMBER OF        5.     SOLE VOTING POWER
       SHARES                                    967,642
    BENEFICIALLY       6.     SHARED VOTING POWER
      OWNED BY                                   9,000
        EACH           7.     SOLE DISPOSITIVE POWER
      REPORTING                                  967,642
     PERSON WITH       8.     SHARED DISPOSITIVE POWER
                                                 9,000

 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        976,642

10.     CHECK BOX IF THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                           [X]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9%

12.     TYPE OF REPORTING PERSON*

        IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45815T 10 6                   13G                    Page 3 of 5 Pages

ITEM 1(A).    NAME OF ISSUER:
              Intelligent Medical Imaging, Inc.
              -------------------------------------------------------------

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              4360 Northlake Blvd., Suite 214, Palm Beach Gardens, FL 33410
              -------------------------------------------------------------

ITEM 2(A).    NAME OF PERSON FILING:
              R. Wayne Fritzsche
              -------------------------------------------------------------

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              Fritzsche & Associates, 6413 MacLaurin Drive East, Tampa, FL 33647
              -------------------------------------------------------------

ITEM 2(C).    CITIZENSHIP:
              U.S.A.
              -------------------------------------------------------------

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:
              Common Stock, $.01 par value per share
              -------------------------------------------------------------

ITEM 2(E).    CUSIP NUMBER:
              45815T 10 6
              -------------------------------------------------------------

Item 3.       Not Applicable

ITEM 4.       OWNERSHIP.

       (a)  Amount beneficially owned:
            976,642*
            ----------------------------------------------------------------
       (b)  Percent of class:
            9%
            ----------------------------------------------------------------
       (c)  Number of shares as to which such person has:
            (i) Sole power to vote or direct the vote     967,642
            (ii) Shared power to vote or to direct the vote     9,000
            (iii) Sole power to dispose or to direct the disposition of 967,642
            (iv) Shared power to dispose or to direct the disposition of 9,000

* The number of shares indicated as beneficially owned includes: 9,000 shares issued to Diana Fritzsche, Mr. Fritzsche's wife; but excludes 36,000 shares issued to the R. Wayne Fritzsche Irrevocable Trust of 1995, Robert T. Migliardi, Trustee. Mr. Fritzsche disclaims beneficial ownership of the foregoing securities.

CUSIP No. 45815T 10 6                     13G                  Page 4 of 5 Pages

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
               Not applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               Not applicable

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
               WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
               Not applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
               Not applicable

ITEM 10.       CERTIFICATION.
               Not applicable

CUSIP No. 45815T 10 6                   13G                    Page 5 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      February 13, 1997
                                      ---------------------------------------
                                                          (Date)

                                      /s/ R. WAYNE FRITZSCHE
                                      ---------------------------------------
                                                        (Signature)

                                      R. Wayne Fritzsche
                                      ---------------------------------------
                                                       (Name/Title)